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                              AMENDED AND RESTATED
                         SALES REPRESENTATION AGREEMENT


         This Sales Representation Agreement (this "Agreement") is the restatement of an agreement entered into as of the 8th day of December, 1988 and amended April 18, 1991, April 17, 1992 and April 1, 1996 between Geneva Steel Company, a Utah corporation ("Geneva"), and Mannesmann Pipe & Steel Corporation, a New York corporation ("Mannesmann").


                                    Agreement

         In consideration of the mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

         1. Grant. Subject to the terms and conditions contained in this Agreement, Geneva grants to Mannesmann the sole and exclusive right to purchase from Geneva, sell and distribute to customers now or hereafter located in the geographical area defined on Exhibit A, attached hereto and by this reference incorporated herein (the "Territory"), and to those customers listed in Exhibit A1 attached hereto and by this reference incorporated herein at locations east of the Territory ("Mannesmann Eastern Customers"), those steel products produced by Geneva that are more particularly described on Exhibit B attached hereto and by this reference incorporated herein ("Products"); provided, however, with respect to electric resistance welded pipe, currently produced by Geneva, such grant shall apply to the Territory and to all states east of the Territory and, as used herein with respect to such pipe, the term "Territory" shall mean and include the Territory and such states. For purposes of this Section 1 a customer will be deemed to be located within the Territory only if that customer's purchasing and delivery locations for the Products it orders are located within the Territory; provided, however, that Northwest Pipe & Casing ("NP&C"), will be deemed located in the Territory to the extent Products are ordered by such company from locations outside the Territory if the delivery locations for such Products are located within the Territory.

         2. Reservation of Right. Notwithstanding Section 1 of this Agreement, Geneva reserves the right, subject to Section 4.10 of
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this Agreement, to sell Products and other materials produced by Geneva ("other materials") to any customer in the Territory; provided, however, Geneva agrees, so long as Mannesmann is complying with its obligations pursuant to Section 4.1 hereof, not to expand its marketing or sales efforts within the Territory for the purpose of increasing the number of customers within the Territory that purchase Products directly from Geneva. Any contact relating to the marketing or sale of Products by Geneva with any actual or potential customer within the Territory, other than those customers identified on Exhibit C attached hereto ("Geneva House Accounts") or Exhibit D attached hereto ("Geneva Direct Customers"), shall be coordinated with Mannesmann, in advance when practicable. No sales of Products by Geneva to any actual or potential customer of Mannesmann in the Territory (other than to a Geneva House Account or a Geneva Direct Customer) shall be concluded without notice of such sale to Mannesmann.

         3. Products Delivered for Pickling. a. Products subject to an order obtained by Mannesmann will be deemed to be sold within the Territory if such Products are delivered for pickling outside the Territory and, as soon as is commercially reasonable, shipped to a customer within the Territory.

                           b. Products subject to any order will not be deemed
to be sold within the Territory if such Products are delivered for pickling, cutting or other processing to a location within the Territory and, as soon as is commercially reasonable, delivered to a customer outside the Territory.

         4. Sale of Product.

                  4.1 Sales Effort of Mannesmann. Mannesmann will use its best efforts to engage in a consistent, deliberate sales effort that is, in good faith, calculated to optimize the sale of Products in the Territory, the net mill return to Geneva, and the integration of such effort with Geneva's sales efforts and overall sales philosophy. For purposes of this Agreement, "net mill return to Geneva" shall mean the total sales price actually received by Geneva for Products or other materials, as the case may be, less transportation charges incurred in delivering Products or other materials to customers.


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                  4.2 Coordinated Sales. In addition to the sales efforts of
Mannesmann pursuant to Section 4.1 above, the parties hereby agree to a coordinated sales effort in the area east of the Territory as well as to Geneva Direct Customers within the Territory. Pursuant to such effort, Geneva will continue its marketing efforts in the area east of the Territory and to Geneva Direct Customers within the Territory. Mannesmann shall use its best efforts to sell Products and other materials to all customers resulting from such efforts and shall alone be responsible for ordering, sales administration, Product and other material servicing, invoicing and, subject to Section 6 hereof, collecting of funds resulting from such sales. In connection therewith, Geneva shall advise Mannesmann in writing of all pertinent information concerning such customers, the Products or other material to be purchased from Mannesmann by such customer as is necessary to allow Mannesmann to process, in accordance with Section 4.3 of the Agreement, the customer's purchase order, such as the name and address of the customer, the Products and other materials to be sold, the prices at which such Products and other materials are to be sold and the anticipated promise date or dates. Notwithstanding the foregoing, Geneva may, at Geneva's option and notwithstanding any provision hereof to the contrary, sell Products and other materials directly to any customer within or east of the Territory. Geneva agrees to exercise such option in a manner as not to unduly disrupt service by Mannesmann to customers.

                  4.3 Acceptance of Orders. Geneva shall, in its sole discretion, have the right to accept or reject any order for Products or other materials that is submitted by Mannesmann; provided, however, that any such order shall be deemed accepted by Geneva if notice of a rejection thereof is not given to Mannesmann as soon as is reasonable under the circumstances, but in no event later than (a) within five business days after Geneva received such order from Mannesmann, if such order is wholly for Products or other materials that are generally and regularly produced by Geneva and at Geneva's then current and applicable published price for such Products or other materials, and (b) within 10 business days after Geneva receives such order from Mannesmann if any portion of such order is for Products or other materials that are not generally and regularly produced by Geneva, or at a price that is lower than Geneva's then current and applicable published price for such Products or other materials.


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                  4.4 Sales Forecast Reports. On or before the first business day of the calendar month preceding each calendar quarter, Mannesmann shall submit to Geneva, in writing, a forecast for such quarter that sets forth Mannesmann's anticipated sales of Products and other materials. On a best effort basis by Mannesmann, each such forecast shall include a breakdown of anticipated sales for each calendar month falling within the calendar quarter covered by such forecast and shall otherwise include such details as are reasonably requested by Geneva upon reasonable notice to Mannesmann.

                  4.5 Sales Representatives. Mannesmann shall, at all times, maintain a sales force and support personnel that are adequate and qualified to exploit and develop Mannesmann's marketing opportunities within the Territory. Geneva reserves the right to approve or disapprove of any salesperson that Mannesmann proposes to engage to sell Products within the Territory that was not selling Products for Mannesmann in the Territory on April 1, 1996. Any such salesperson that Geneva, in its reasonable judgment, disapproves shall not be used by Mannesmann to sell Products within the Territory.

                  4.6 Efforts of Geneva to Hire Sales Personnel. Mannesmann agrees that it will not interfere in any way with efforts by Geneva to hire any Mannesmann salesperson to sell Products or other materials directly for Geneva. Such efforts may include, without restriction, obtaining letters of intent from Mannesmann salespersons to become employed by Geneva upon the termination of this Agreement. Mannesmann agrees that it will take no action that is detrimental to any salesperson of Mannesmann by reason of such salesperson's signing such a letter of intent or agreeing to become employed by Geneva.

                  4.7 Marketing. Mannesmann agrees to incorporate into the marketing effort it makes to sell Products within the Territory, on a good faith basis, any reasonable directions or suggestions made by Geneva with respect to:

                           a. marketing techniques and general policies
Mannesmann adopts with respect to the sale of Products within the Territory; and


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                           b. information, including without restriction,
literature, brochures, and verbal instructions given by sales personnel to customers and prospective customers within the Territory for the purpose of soliciting sales of Products.

Without limiting the generality of the foregoing, Mannesmann agrees that, without the specific prior consent of Geneva, it will not, except as provided in the last sentence of this Section 4.7, sell or distribute within the Territory or to Mannesmann Eastern Customers or NP&C at locations east of the Territory, any product of any manufacturer or distributor (other than Geneva) that competes with any of the Products. As used in this Section, a Product or other materials shall not be deemed to be "produced" by Geneva until such time as such Product is actually available for order by customers. In the event the parties mutually and in good faith agree that Geneva is not making available to Mannesmann sufficient quantities of certain Products to permit Mannesmann to maintain a market presence with respect thereto (the "Short Products"), then Mannesmann shall have the right to sell Short Products produced by other manufacturers to any customer in the Territory or to Mannesmann Eastern Customers or NP&C at locations east of the Territory; provided, however, that Mannesmann shall only sell Short Products produced by other manufacturers in the quantities necessary to maintain a reasonable market presence.

                  4.8 Market Data Reports. Mannesmann will submit to Geneva on a regular basis, but not less frequently than four times each month, a marketing report that will include:

                           a. a brief description of the marketing efforts on
behalf of Geneva that have been made since the last marketing report submitted by Mannesmann;

                           b. customer responses to Geneva's currently quoted
prices for Products;

                           c. price structures, to the extent available, of
steel products produced by competitors of Geneva;

                           d. any general market data that could reasonably be
expected to have an effect on Geneva's pricing structure of Products or sales efforts in the Territory;


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                           e. customers and prospective customers that have been
contacted in an effort to sell Products within the Territory; and

                           f. a report for each customer that has, since the
last report, expressed to Mannesmann, its employees or agents, any dissatisfaction with Mannesmann, Geneva, Products or other materials, with details regarding the reason for any such dissatisfaction.

                  4.9 Pricing of Products. Geneva shall, on or before the 45th day prior to the first business day of each calendar quarter, notify Mannesmann of its pricing structure of Products for such quarter that apply in the Territory. Geneva will make a good faith effort to maintain pricing structures throughout each quarter at a competitive level and to immediately notify Mannesmann of any price change applicable in the Territory.

                  4.10 Sales Allowance and Commission.

                           a. Mannesmann shall be entitled to receive as a sales
allowance with respect to sales to Mannesmann of Products and other materials shipped, or anticipated to be shipped, to Mannesmann customers located within the Territory and to Mannesmann customers located east of the Territory an amount equal to the total of (x) the Variable Allowance for such sale plus (y) either (A) in the case of a sale to Mannesmann with respect to which an Accelerated Payment Invoice has been paid by Mannesmann pursuant to Section 6.2, [____]% of the difference between (1) the invoice amount with respect to such sale minus (2) [______________________] for such sale or (B) in the case of a sale to Mannesmann with respect to which an Accelerated Payment Invoice has not been paid by Mannesmann pursuant to Section 6.2, [____]% of the difference between (1) the invoice amount with respect to such sale minus (2) [_______________________________] sale. The allowance provided in this Section 4.10a shall be deducted by Mannesmann, at the times hereafter indicated, from the funds remitted by Mannesmann to Geneva.

                           b. Mannesmann shall be entitled to receive as a sales
allowance with respect to sales by Geneva to any customer other than Mannesmann located within the Territory (including a


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Geneva Direct Customer) an amount equal to [______________________
_____________]. The allowance provided in this Section 4.10b shall be paid by Geneva to Mannesmann within thirty days after receipt of payment by Geneva of the invoice for the sale. Geneva shall also provide Mannesmann within thirty days following the last day of each month a written accounting for all sales made by Geneva in the preceding month for which the commission specified in this
Section 4.10b is payable to Mannesmann. Within a reasonable time after request therefor by Mannesmann, Geneva shall allow reasonable access by Mannesmann to its sales records with respect to such sales for the purpose of verifying compliance with the obligation set forth in this Section 4.10b.

                           c. The Variable Allowance for sales referred to in
Sections 4.10a and 4.10b is a percentage of the net invoice amount for each ton of Product and other material shipped by Geneva for which a sales allowance is provided pursuant to this Agreement in each sales year equal to [___]% on each ton so shipped up to and including [_______] tons in the aggregate and [__]% on each ton so shipped above [_______] tons in the aggregate; provided, however, the Variable Allowance for sales of electric resistance welded pipe shall be [____]%; provided, further, however, the tons of such pipe shipped shall not be included in the tons of Product and other materials shipped by Geneva for purposes of determining the percentage used in the calculation of the Variable Allowance; provided, still further, however, the Variable Allowance for sales of discrete plate to Inland Metals Distribution Group and affiliated companies ("IMDG") (i) until the commencement of commercial operations of a plate processing facility to be constructed and owned by a limited liability company (or other entity) jointly owned, directly or indirectly, by Geneva and IMDG shall be [___]% of the invoice amount therefor and (ii) after such commencement shall be [___]% of the invoice amount therefor, and the tons of such plate so sold shall not be included for purposes of determining the percentage used in the calculation of the Variable Allowance. The parties acknowledge that as of April 1, 1996, Geneva, Mannesmann and IMDG are still negotiating a long term plate supply contract, but, as between Geneva and Mannesmann, it is the intention of Geneva and Mannesmann that sales pursuant to such contract shall be made by Mannesmann pursuant hereto.


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                           d. Following each calendar quarter in any sales year
either party hereto may propose an adjustment to the portion of the sales allowance described in Section 4.10a(y) above, to be effective for sales during the then current calendar quarter, reflecting (1) changes in (A) the prime rate and (B) the average aging of receivables for accounts of Mannesmann arising from sales by Mannesmann of Products and other materials purchased by Mannesmann under this Agreement from those in effect on the date hereof and (2) with respect to the portion of the sales allowance described in Section 4.10a(y)(A) only, the time elapsed between the submission by Mannesmann of purchase orders hereunder and shipments by Geneva with respect thereto (which the parties hereto believe is approximately three weeks). Such proposal shall be accompanied by detailed justification for such adjustment. In the event the parties hereto fail to agree to the adjustment proposed, such element of the sales allowance then in effect shall continue until an adjustment is agreed. Geneva shall have the right, exercisable from time to time upon reasonable advance notice, to audit and copy all or portions of Mannesmann's books and records to determine Mannesmann's compliance with its obligation hereunder.

                           e. If for credit reasons Mannesmann elects not to
sell to any customer located in the Territory, Geneva will have the right to sell to such customer, either directly or through another sales representative, and no commission will be payable to Mannesmann thereon.

                  4.11 Exception. Notwithstanding Section 4.10 of this Agreement, Geneva shall not be obligated to pay any sales allowance or commission to Mannesmann for any Product that is sold to any customer identified on Exhibit C to this Agreement or for any other materials that are sold by Geneva to any customer located within the Territory or east of the Territory.

         5. Warranty Provisions.

                  5.1 Warranty. The Products and other materials produced by Geneva and sold under this Agreement are warranted to conform to contract specifications. The obligations of Geneva under this warranty are limited to an amount equal to the original invoice price of Products or other materials that have been reported by Mannesmann not to conform to such specifications and that have been


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so found by Geneva after inspection, such amount to be paid either by delivery of replacement product or offset against future invoices as the parties may in good faith mutually agree.

                  5.2 Claims. All claims under the warranty set forth at Section
6.1 shall be made in writing by Mannesmann within five working days after receipt by Mannesmann from its customer of notice of defect. Geneva will not be responsible for any claim if notice thereof is not received by Geneva promptly following delivery by Geneva to Mannesmann or Mannesmann's customer, whichever is earlier, of the Products or other materials produced by Geneva that are the subject of such claim. Notwithstanding the foregoing, Geneva will not, in any event, be responsible for such a claim if notice thereof is not received by Geneva within the same time limit Geneva contractually prescribes from time to time for customers to whom Geneva sells directly. Geneva agrees in good faith to settle any warranty claim in a timely fashion.

                  5.3 Sole Remedy for Defects. Mannesmann agrees to accept the warranty hereinabove contained in lieu of all other warranties, statutory or otherwise, as the sole and exclusive remedy against Geneva for any defects of any nature whatsoever. ANY STATUTORY OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY WAIVED. EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 5.1 AND THE REMEDY PROVIDED IN SECTION 5.1, ALL WARRANTIES, UNDERTAKINGS AND CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, ARE HEREBY EXCLUDED. IN NO EVENT SHALL GENEVA BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY MANNESMANN OR ANY CUSTOMER OF MANNESMANN.

                  5.4 Disputes Regarding Warranty. If Geneva and Mannesmann do not agree regarding the merits of a warranty claim, the disagreement will be settled by the good faith appointment by the parties of a qualified and neutral inspection company that is agreed to by the parties to investigate and report to the parties within a reasonable time regarding the merits of the warranty claim. The results of such report shall be final and binding on the parties hereto.

         6. Credit Risk and Payment.


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                  6.1 Credit Risk. The credit risk on all Products and other materials shipped by Geneva upon Mannesmann's order shall be borne by Geneva.

                  6.2 Accelerated Payment Invoices for Purchase Orders. Notwithstanding any provision in this Agreement to the contrary, with respect to any purchase order received from Mannesmann by Geneva under this Agreement, approximately three weeks prior to shipment by Geneva of the Products and other materials ordered Geneva shall forward, by U.S. Mail or, at the discretion of Geneva, a faster medium such as overnight courier or facsimile transmission, invoices relating to the relevant purchase orders (each an "Accelerated Payment Invoice"). Each Accelerated Payment Invoice shall specify the purchase orders to which it relates, the promise date with respect thereto (which the parties estimate is approximately three weeks) and the status of production of the order. Mannesmann shall, every Thursday of the week, remit to Geneva by wire transfer in U.S. funds the full amount of all Accelerated Payment Invoices from Geneva with respect to which such payment has not previously been made less the sales allowance owed Mannesmann for shipments to be made pursuant to such orders; provided, however, the aggregate amount of all payments for Accelerated Payment Invoices at any one time outstanding that have not been credited to Shipment Invoices pursuant to Section 6.3 hereof shall not exceed $[__________].

                  6.3 Payment of Funds Collected. Within five business days after an order submitted by Mannesmann and accepted by Geneva pursuant to
Section 4.3 hereof is shipped by Geneva, Geneva shall forward by U.S. mail or, at the discretion of Geneva, a faster medium, Geneva's invoice, mill test certificate and bills of lading for such order. The invoice date will coincide with the date of the bill of lading. Mannesmann shall promptly, after receiving Geneva's invoice, bill its customer for the Product or other materials subject to such invoice. Each of Mannesmann's billings shall be on a net 30 day term or such other term as may be agreed to by Geneva in writing and in advance of Geneva's shipment. Thereafter, Mannesmann will use its best efforts to collect full payment of such invoice from its customer. Mannesmann shall, every Thursday of the week, remit to Geneva by wire transfer in U.S. funds the amount of all outstanding invoices from Geneva for sales of Products and other materials (each a "Shipment Invoice") less


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any sales allowance owed Mannesmann for Products and other materials for which no sales allowance has previously been deducted or paid. Notwithstanding the foregoing, every Thursday during the term of this Agreement, Mannesmann shall compare the Accelerated Payment Invoices it paid three weeks previously with the Shipment Invoices it is supposed to pay on such Thursday and shall credit against such Shipment Invoices, the total of (i) the amount Mannesmann paid on the Accelerated Payment Invoices three weeks previously plus (ii) the amount Mannesmann deducted from payment on such Accelerated Payment Invoices as a sales allowance or commission. If the Shipment Invoices less sales allowances to be paid on such Thursday are less than the amounts paid and the sales allowance deducted three weeks previously with respect to the Accelerated Payment Invoices, the difference shall be deducted from the amount to be paid with respect to the Accelerated Payment Invoices less sales allowances to be paid on the same day the Shipment Invoices are to be paid. If there are no Accelerated Payment Invoices from which such difference can be deducted, Geneva shall pay such difference to Mannesmann by wire transfer within five days. Geneva and Mannesmann agree to meet periodically to reconcile their records with respect to the transactions hereunder to assure that Mannesmann is paid the applicable sales allowance and, if necessary, to review and adjust the procedures for billing and payment hereunder.

                  6.4 Assignment of Uncollected Accounts. Mannesmann shall keep an accurate accounting of all customer accounts receivable for customers to which Mannesmann sells Products or other materials. With respect to Products and other materials shipped by Geneva pursuant to a purchase order given by Mannesmann to Geneva pursuant hereto, Mannesmann may, at its option, notify Geneva of the failure of a customer to pay any invoice from Mannesmann for such Products and other materials within 90 days from shipment date, specifying the customer, the amount unpaid, the invoice relating to the account and the reason, if any, asserted for non-payment. Within five business days after receipt by Geneva of such notice by Mannesmann, (which notice shall be timely given under the circumstances) Geneva shall remit to Mannesmann by wire transfer in U.S. funds the amount of the invoice from Mannesmann to its customer which has not been paid less the Variable Allowance in the case of a sale as to which a Variable Allowance was paid. Geneva shall use its best efforts to collect each account


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receivable with respect to which Geneva has so remitted funds and will remit to
Mannesmann, within 30 days after collection, Mannesmann's portion of the sales allowance on the amount so collected. As to any invoice so paid by Geneva, Mannesmann hereby absolutely, irrevocably, presently and unconditionally without further act or deed of any kind or nature whatsoever assigns to Geneva, without recourse to Mannesmann, the accounts receivable represented thereby, all present and future rights to collect from such customer any such unpaid amounts, interest thereon and other amounts in accordance with the terms of the Agreement between Mannesmann and such customer. Mannesmann shall further (a) give Geneva reasonable access to its sales records to allow Geneva to verify accounts receivable so assigned to Geneva, (b) upon request of Geneva, execute such other documents and instruments as Geneva may reasonably determine to be necessary to evidence such assignment and (c) cooperate with Geneva as Geneva reasonably determines necessary to collect such accounts receivable.

         7. Force Majeure. Geneva will not be liable for any failure or delay in delivery caused by an act of God, labor strike, accident, governmental restriction, raw material shortage, or any other cause beyond Geneva's control, or because of equipment failure.

         8. Special or Consequential Damage. Neither party hereto shall be liable to the other party for any special or consequential damages arising from the breach of any obligation under this Agreement.

         9. Relationship of the Parties. The relationship between the parties hereto shall be one of independent contractors. Neither party hereto is authorized to bind the other contractually or otherwise, or to make any representation not permitted herein on behalf of the other party without such other party's consent.

         10. Right to Set-Off. Geneva and Mannesmann agree that if Geneva purchases materials from Mannesmann during the term of this Agreement ("Materials"), and fails to pay for such Materials upon the terms agreed to between the parties, the parties will automatically set-off any such monies that are past due and owing by Geneva to Mannesmann for the Materials against monies due and owed by Mannesmann to Geneva for Products and other materials. For


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purposes of this Agreement, Materials shall mean, without limitation, any goods the parties may agree upon from time to time. Geneva and Mannesmann agree to use their best efforts to promptly, diligently and in good faith, establish and maintain appropriate accounting procedures necessary to implement any set-off allowed for in this Section 10.

         11. Term of Agreement. This Agreement shall expire at the close of business on March 31, 1999, if notice of such termination is given by a party hereto to the other party not less than six months prior to such termination date. If timely notice of such termination is not given, the term of this Agreement shall be extended automatically for an additional three year term and for additional three year terms thereafter until notice of termination is given by a party hereto to the other party not less than six months prior to the next termination date.

         12. Termination. a. Notwithstanding Section 11, this Agreement may be terminated:

                           (i) by the non-defaulting party if the other party is
adjudicated bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, ceases to conduct business in the ordinary course, has a receiver appointed, files a petition under any bankruptcy, reorganization, debt arrangement, insolvency, liquidation or distribution law or a petition under any bankruptcy, reorganization, debt arrangement, insolvency, liquidation or distribution law is filed against it and is not dismissed within sixty days; or

                           (ii) by the non-defaulting party if the other party
materially breaches any of the terms of this Agreement, unless such breach is cured within thirty days after written notice thereof.

                           b. Mannesmann may terminate its obligations to pay
Accelerated Payment Invoices pursuant to Section 6.2 (i) upon ninety days advance written notice if the "Total stockholders equity" of Geneva, as reported on any consolidated balance sheet of Geneva prepared after April 1, 1996 in accordance with generally accepted accounting principles is less than $90,000,000 and (ii) on March 31 of any year upon giving advance written notice on or


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before December 31 of the preceding year; provided, however, Mannesmann shall not be entitled to give the notice referred to in this subparagraph (ii) unless it (or any of its affiliates) is not able to continue maintaining existing levels of insurance coverage on reasonable economic terms relating to Mannesmann's obligations hereunder. Mannesmann shall use reasonable efforts to inform Geneva of the status of availability of such insurance coverage. In the event of such termination (x) Mannesmann shall continue to pay Shipment Invoices pursuant to Section 6.3 hereof and (y) Geneva shall have the right, but not the obligation, to terminate this Agreement upon not less than ninety days written notice to Mannesmann.

    13. Post-Termination Transition. Following a timely notice of termination pursuant to Section 11 of this Agreement, or actual termination effected pursuant to Section 12 of this Agreement, Mannesmann shall promptly afford Geneva its full good faith cooperation in aiding Geneva to effect a transition of Geneva's sales force to replace Mannesmann's sales force that deals with purchasers of the Products and other materials. The cooperation contemplated by this Section 13 includes all acts of Mannesmann reasonably necessary in such transition including, but not limited to, the following:

                  a. Mannesmann will provide Geneva with a comprehensive list of customers to whom Mannesmann has sold Products or other materials pursuant to this Agreement.

                  b. For each customer on the list supplied pursuant to Section 13a., Mannesmann will supply Geneva with:

                           (i) all historical sales information kept by
Mannesmann relating to Products and other materials purchased by Mannesmann pursuant to this Agreement;

                           (ii) the names of the employees or other
representatives of such customer that are Mannesmann's primary sales contact for such customer;

                           (iii) the names of key management personnel of such
customer;

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                           (iv) the names of all competitor steel product
suppliers from whom such customer purchases;

                           (v) the address of the headquarters and of each
branch location of such customer;

                           (vi) a list of all equipment owned by such customer
that is used or that can be used to process Products and/or other materials, including any technical specifications relating to such equipment that Mannesmann may possess; and

                           (vii) a list of all steel products such customer is
capable of producing.

                  c. Mannesmann will facilitate an introduction of the employees or other representatives of such customer responsible for making purchasing decisions for Products and other materials to the person or persons designated by Geneva at such time and under such circumstances that, in the best judgment of Mannesmann, will afford Geneva's designated representative with the best opportunity to effect a transition of such customer's purchasing Products and other materials directly from Geneva.

         14. Promotion of Geneva. Mannesmann will use its best efforts at all times that this Agreement is in force to promote and maintain a positive reputation for Geneva among Mannesmann's customers and potential customers with a view to minimizing any inconvenience, concern or confusion on the part of any such customer or potential customer caused by Geneva's taking over all sales efforts in the Territory upon termination of this Agreement.

         15. Insurance. Geneva shall cause Mannesmann to be named as an additional insured on any product liability insurance obtained by Geneva that covers Products and other materials. Geneva will direct the carrier of any such insurance to forward to Mannesmann a certificate of insurance naming Mannesmann as an additional insured on the policy obtained and to give Mannesmann 90 days notice of the termination, for any reason, of such policy.

         16. Notice. Any notice required or permitted hereunder shall be in writing and sent by registered or certified mail, postage prepaid, as follows:


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                  If to Geneva:

                  Geneva Steel
                  Attention:  Ken C. Johnsen
                  P.O. Box 2500
                  Provo, Utah 84603

                  with a copy to:

                  Kimball, Parr, Waddoups, Brown & Gee
                  185 South State Street, Suite 1300
                  Salt Lake City, Utah 84111
                  Attention:  David K. Redd

                  If to Mannesmann:

                  Mannesmann Pipe & Steel Corporation
                  1990 Post Oak Boulevard, 18th Floor
                  Houston, Texas 77056

or at such other address as either party to this Agreement may from time to time designate by notice in writing to the other party. Notice shall be deemed given two business days after being mailed in the manner set forth above.

         17. Amendments. Any amendment to this Agreement must be in writing, and signed by all parties to this Agreement.

         18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

         19. Required Performance. The failure of either party to this Agreement to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.

         20. Costs Upon Default. In the event of a default under the terms of this Agreement, the non-defaulting party shall be entitled to recover from the defaulting party, all costs of the non-defaulting party, including a reasonable attorney's fee, in enforcing the rights of the non-defaulting party hereunder.

         21. Severability. If any provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall not effect any other provision hereof. If such provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

         22. Assignability. Neither party to this Agreement shall assign any rights or delegate any obligations of such party hereunder, without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

         23. Merger. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supercedes all prior understandings between the parties. In the event of any conflict between the terms of this Agreement and any purchase order or any document submitted by Mannesmann to Geneva, this Agreement shall govern.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of April 1, 1996.

                                       GENEVA STEEL COMPANY



                                       By: /s/ Ken C. Johnsen
                                           _______________________________
                                           Mr. Ken C. Johnsen
                                           Vice President






                                       MANNESMANN PIPE & STEEL CORPORATION



                                       By: /s/ Rudolf Georg
                                           _______________________________
                                           Mr. Rudolf Georg
                                           President

                                    EXHIBIT A

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



         The term "Territory" shall include the states of:

                                            Arkansas

                                            Illinois

                                            Iowa

                                            Kansas

                                            Louisiana

                                            Michigan

                                            Minnesota

                                            Missouri

                                            Nebraska

                                            New Mexico

                                            North Dakota

                                            Oklahoma

                                            South Dakota

                                            Texas

                                            Wisconsin

                                   EXHIBIT A1

                  Existing Mannesmann customers with locations
                              East of the Territory
                  which will be deemed located in the Territory

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



                           GERRARD AND COMPANY

                           A.M. CASTLE AND COMPANY

                           AFCO METALS
                           (DIVISION OF J.M. TULL METALS COMPANY, INC.)

                           CAINE STEEL COMPANY (DIVISION OF L.F. STEEL, INC.) (A SEAWAY AFFILIATE)

                           CARGILL STEEL & WIRE

                           DELTA STEEL, INC.

                           GLAZER STEEL & ALUMINUM

                           INTSEL SOUTHWEST

                           MCCLAIN INDUSTRIES, INC.

                           NAMASCO

                           NATIONAL MATERIAL COMPANY

                           O'NEAL STEEL, INC.

                           J.T. RYERSON/CENTRAL

                           BERG PIPE in Panama City, Florida

                                    EXHIBIT B

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



         The term "Products" shall mean all steel products manufactured within the mill capabilities by Geneva on April 1, 1996 or thereafter, including hot rolled bands and sheets in thickness of 12 gauge and above, black or temper passed coils, hot rolled plate, floor plate and welded pipe; provided, however, that such term shall not include non-prime or secondary items, products for sale to Geneva or any of its affiliates, slabs or ingots.

                                    EXHIBIT C

                              Geneva House Accounts

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



                  1.       Butler Manufacturing Company

                  2.       Pittsburgh DesMoines Steel (PDM)

                  3.       Reliance Steel & Aluminum

                  4.       Trinity Industries

                                    EXHIBIT D

                  Geneva Direct Customers within the Territory

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



                  1.       Avondale Industries

                  2.       Central Steel & Wire

                  3.       D & R Tank Co.

                  4.       Delta Commodities

                  5.       Eidson Steel

                  6.       Havens Steel Comp.

                  7.       Huntco Steel Inc.

                  8.       Mega Corp.

                  9.       Norfolk Iron & Metal

                 10.       Singer Steel Inc.

                 11.       Southwest Steel

                 12.       Yaffe Steel Inc.